Exhibit 10.3
Biodel Inc.
2010 Stock Incentive Plan
Nonstatutory Stock Option Agreement
          Biodel Inc. (the “Company”) has granted you an option (the “Option”) under its 2010 Stock Incentive Plan (the “Plan”). The Option lets you purchase a specified number (the “Option Shares”) of shares of the Company’s common stock, at a specified price per share (the “Exercise Price”).
          Schedule I to this Agreement provides the details for your grant. It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that already apply to your Option.
          The Option is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any capitalized terms in this Agreement and Schedule I that the Agreement does not define.
          In addition to the Plan’s terms and restrictions, the following terms and restrictions apply to the Option:

Option	While your Option remains in effect under the Expiration section below,
Exercisability you may exercise any exercisable portions of the Option (and buy the Option Shares)
under the timing rules Schedule I specifies under “Option Exercisability Provisions.”

Method of Exercise and Payment for Shares	Subject to this Agreement and the Plan, you may exercise an Option only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Board (or the Committee) designates, that is received on or before the date the Option expires. Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the following methods:

Cash/Check	cash or by check, payable to the order of the Company;

Cashless Exercise	(i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by you to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

Stock	delivery (either by actual delivery or attestation) of shares of Common Stock owned by you valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by you for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

Net Exercise	delivery of a notice of “net exercise” to the Company, as a result of which you would pay the exercise price for the portion of the Option being exercised by cancelling a portion of the Option for such number of shares as is equal to the exercise price divided by the excess of the Fair

Market Value on the date of exercise over the Option exercise price per share; or

any combination of the above permitted forms of payments.

The Board (or the Committee) can approve additional payment methods subject to any prohibitions under applicable law.

Expiration	You cannot exercise an Option that has expired. The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The Option Expiration Rules in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment or other service providing relationship. Except as the Board (or the Committee) otherwise determines, the Plan will treat your service-providing relationship (and any further increases in exercisability of the Option) as ending if you are an employee or member of the Board of Directors on the Date of Grant and become an independent contractor. The Board (or the Committee) can override the expiration provisions of Schedule I.

Substantial Corporate Change	If a Reorganization Event or Change in Control Event (each as defined in the Plan) occurs while you remain employed by the Company, the Option will be treated as provided in the Plan, except as Schedule I may otherwise provide or the Board (or the Committee) otherwise determines.

Compliance with Law	You may not exercise an Option if the Company’s issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use any exercise procedure that includes a sale on the market if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Additional Representations from You	If you exercise an Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:
a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or
the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder	You understand and agree that the Company will not consider you a stockholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on Running Business	You understand and agree that the existence of an Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Board (or the Committee) if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Board (or the Committee)) at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Board (or the Committee) may address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Withholding	Issuing the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes.) The Company may take any action permitted under Section 11(e) of the Plan to satisfy such obligation, including, if the Board (or the Committee) so determines, satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of the Option by that number of Option Shares (valued at their Fair Market Value on the date of exercise) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a Cashless Exercise of the Option or directly from you, or (iii) taking any other action under Section 11(e). If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. The Board (or the Committee) may adjust the number of Option Shares and the Exercise Price and other terms of the Option from time to time as the Plan provides.

OPTIONEE ACKNOWLEDGMENT
          I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. By signing where indicated on Schedule I, I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which the Option is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Board (or the Committee) concerning any questions arising under the Plan with respect to the Option.

Biodel Inc.
2010 Stock Incentive Plan
Nonstatutory Stock Option Agreement for Employees
and Directors
Schedule I
Optionee Information:

Name:
Signature:

Option Information:

Option Shares:	Exercise Price per Share:

Date of Grant:	Term Expiration Date:
Option Exercisability Provisions This Option will become exercisable as to ___% of the Option Shares on the ___anniversary of the Date of Grant and as to an additional ___% of the initial Option Shares on                                         , assuming you remain employed or a member of the Board of Directors, or, to the extent the Board (or the Committee) provides for ongoing credit, otherwise continue your individual service-providing relationship through each relevant date. Any fractional shares that do not become exercisable on such dates will be carried forward to the following year, unless the Board (or the Committee) selects a different treatment. The exercise schedule will cease if you become an independent contractor (other than as a member of the Board of Directors), except as the Board (or the Committee) otherwise determines.

Option Expiration Rules	If the Option is not fully exercisable when you cease to be employed or a member of the Board of Directors (even if you continue service as an independent contractor), any unexercisable portion will then expire immediately. If any portion of the Option is exercisable, that portion will remain exercisable until the first to occur of the following, each as defined further in the Plan if not otherwise defined below, and then immediately expire:

• The 90th day after your employment or other individual-service providing relationship ends due to your retirement (unless another provision applies)

• The 90th day after your employment or other individual-service providing relationship ends due to any reason other than for your death or Disability (unless another provision applies)

• For Disability, the 12 month anniversary of your termination of employment for Disability

• The first anniversary of your death

• The Term Expiration Date
“Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. You shall not be deemed to have a Disability until proof of the existence thereof shall have been furnished to the Board of Directors in such form and manner, and at such times, as the Board of Directors may require. Any determination by the Board of Directors that you do or do not have a Disability shall be final and binding upon you and the Company.

This Option is not intended to be an Incentive Stock Option.
By signing this Schedule I, you agree to the acknowledgement on the last page of your Stock Option Agreement.

The Plan document is available on the Biodel Inc. website. The Prospectus for the Plan, the Company’s Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.
Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or of this Option, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option; you agree to rely only upon your own personal advisors.
No one may sell, transfer, or distribute the Option or the securities that may be purchased upon exercising the Option without an effective registration statement relating thereto or an opinion of counsel satisfactory to Biodel Inc. or other information and representations satisfactory to it that such registration is not required.